Exhibit 19.1
ATI Physical Therapy, Inc.
Insider Trading and Regulation FD Policy

I.INTRODUCTION
A.Purpose
The purpose of this Insider Trading and Regulation FD Policy (this “Policy”) is to help ATI Physical Therapy, Inc. and its subsidiaries (the “Company”) comply with U.S. federal and state securities laws, as well as similar laws in other countries where the Company does business, and to preserve the reputation and integrity of the Company.
B.What Is Insider Trading?
Insider trading is illegal and prohibited. Insider trading occurs when a person who is aware of material non-public information about a company buys or sells that company’s securities or provides material non-public information to another person who may trade on the basis of that information.
C.What Securities are Subject to this Policy?
This Policy applies to purchases or sales of the Company’s securities (e.g., common stock, as well as options, puts, calls or other derivatives, whether or not issued by the Company) or any other type of securities that the Company may issue, such as preferred stock, debt, convertible debentures and warrants (collectively, “Company Securities”). This Policy also prohibits trading in the securities of another company if you become aware of material non- public information about that company in the course of your position with the Company.
D.Who is subject to this Policy?
(1)Company Personnel
This Policy applies to all directors, officers and employees of the Company and its subsidiaries and to those acting on behalf of the Company, such as auditors, agents, and consultants (collectively, “Company Personnel”). The use of “you” throughout this Policy speaks directly to Company Personnel.
(2)Family Members and Others Living in Your Household
This Policy also applies to anyone who lives in the household of Company Personnel (whether or not family members) and any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships (collectively referred to as “Family Members”). You are responsible for the transactions of Family Members and therefore should inform your Family Members of the need to confer with you before they trade in Company Securities.
(3)Controlled Entities
This Policy also applies to any entities or accounts that are under the influence or control or are a beneficiary of, including corporations, partnerships or trusts, of Company Personnel or their Family Members (collectively, “Controlled Entities”), and transactions by such Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the account of the Company Personnel or Family Member.
(4)Designated Persons
In addition, as specified in Section III of this Policy, Designated Persons (as defined below) are subject to additional restrictions relating to the prohibition of purchases and sales of Company Securities.
E.Questions
Questions about this Policy or any proposed transaction or communication should be directed to the Legal Department.

F.Individual Responsibility
You are responsible for complying with this Policy, including for determining whether you are aware of material non-public information. Any action on the part of the Company, the Legal Department or Company Personnel pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violation.”
II.INSIDER TRADING
A.Policy Prohibiting Insider Trading
•No Trading on Material Non-Public Information. If you are aware of material non-public information about the Company, you may not, directly or indirectly, buy or sell Company Securities.
•No Tipping. If you are aware of material non-public information about the Company, you may not communicate or pass (“tip”) that information on to others outside the Company, including Family Members and friends. The federal securities laws impose liability on any person who “tips” (the “tipper”), or communicates material non-public information to another person or entity (the “tippee”), who then trades on the basis of the information. Penalties may apply regardless of whether the tipper derives any benefits from the tippee’s trading activities.
•Blackout Period. Designated Persons (as defined below) are restricted from trading in Company Securities during a Blackout Period (as defined below). Other persons should also consider refraining from trading in Company Securities during a Blackout Period to avoid even the appearance of impropriety, even if you are not expressly prohibited under Section III below.
Moreover, if you, in the course of working for the Company, learn of material non-public information about a company with which the Company does business, including a customer or supplier of the Company, you may not trade in, take advantage of, or share information about that company’s securities until the information becomes public or is no longer material.
B.What is Material, Non-Public Information?
(1)Identifying Material Information
As a general rule, you should consider material information as any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and you should carefully consider how a transaction may be construed by enforcement authorities who will have the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•A proposed acquisition, sale, joint venture, merger or tender offer;
•Large contracts, renewals and terminations;
•Projected future earnings or losses;
•Changes to earnings guidance or projections, if any;
•A significant expansion or cutback of operations;
•Significant changes to vendor or supplier pricing;
•Extraordinary management or business developments;
•Changes in executive management;
•Major lawsuits or legal settlements;
•Material cybersecurity incidents;

•Extraordinary customer quality claims;
•The commencement or results of regulatory proceedings;
•The gain or loss of a major customer or supplier;
•Company restructuring;
•Borrowing activities, including contemplated financings and refinancings (other than in the ordinary course);
•A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•The establishment, actual purchases, or the anticipated timing of purchases of a repurchase program for Company Securities;
•A change in pricing or cost structure;
•Major marketing changes;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Commercialization of a significant new product, process, or service;
•Removal of a product from the market;
•The imposition of a ban on trading in Company Securities or the securities of another company; or
•Impending bankruptcy or the existence of severe liquidity problems.
(2)When Is Information Considered “Public”?
Information that has not been disclosed to the public is generally considered to be non-public information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Filings with the U.S. Securities and Exchange Commission (“SEC”) and press releases are generally regarded as public information. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers, and institutional investors.
Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after one trading day has elapsed since the day on which the information is released. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material non-public information.
(3)Confidentiality of Material, Non-Public Information
Company Personnel who have access to material, non-public information must take special precautions to keep it confidential, including by storing and communicating all files and documents containing the material, non-public information using the Company’s information systems, and may only disclose material, non-public information to authorized parties for business purposes. Any disclosure of material, non-public information may only be made by Authorized Spokespersons and must be made at the time and in the manner required to meet legal requirements, which may impact the timing or format of planned internal or external communications. Teams working on confidential projects may be required to take additional confidentiality precautions, such as properly labelling material, non-public information to indicate how it should be handled, distributed and destroyed or maintaining a list of individuals to whom sensitive information has been disclosed.
Even though Company Personnel must generally keep material, non-public information confidential, this does not limit or interfere with their ability, without notice to or authorization of the Company, to communicate in good faith with any government agency for the purpose of reporting a possible violation of law, or to participate in any investigation or proceeding that may be conducted by any government agency, including by providing documents or other information.

Additionally, Company Personnel who work outside of the Company’s office, whether at home, on planes and trains, in shared office spaces or in public spaces, should take special care to ensure that any material, non-public information is kept in a secure location, and cannot be seen, heard, accessed or stolen by others, including Family Members or friends.
If you have any questions as to whether information is material or is publicly available, please err on the side of caution and direct an inquiry to the Legal Department.

III.CERTAIN ADDITIONAL RESTRICTIONS
A.Designated Persons
All Designated Persons are subject to the Blackout Periods and Pre-Clearance restrictions described in this Section III. Designated Persons may not give trading advice of any kind about the Company, whether or not such Designated Person is aware of material non-public information.
The following are “Designated Persons”:
•All directors and officers (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Company.
•Family Members and Controlled Entities of directors and officers of the Company.
•Employees in key financial reporting or communication roles and such other persons, in each case, as may be designated from time to time by the Legal Department (designated individuals will be identified and contacted through a separate memorandum).
B.Blackout Periods
Subject to Section III.F below, Designated Persons may not conduct transactions (for their own or related accounts) involving Company Securities during the following periods (the “Blackout Periods”):
•The period in any of the first, second or third fiscal quarters commencing on the fifteenth day of the third calendar month (i.e., March 15, June 15 and September 15) or in the fourth quarter commencing on the first day of the third calendar month (i.e., December 1) and ending after the second full business day after the date of public disclosure of the financial results for such fiscal quarter or year. If public disclosure occurs on a trading day before the markets close, then such date of disclosure shall not be considered the first trading day with respect to such public disclosure.
•Any other period designated in writing by the Legal Department.
If you are made aware of the existence of an event-specific Blackout Period, you should not disclose the existence of such Blackout Period to any other person.
C.Pre-Clearance
All Designated Persons must clear purchases or sales in Company Securities with the Legal Department before the trade may occur. The Legal Department may designate and provide notice to other key employees who may, from time to time, be subject to the pre-clearance procedures under this Policy.

Designated Persons seeking to pre-clear a trade in Company Securities must notify the Legal Department in writing of the desire to conduct a trade at least two (2) business days before the date of the proposed transaction. Designated Persons should be prepared to provide the dates on which the proposed transactions are expected to occur and to identify the broker- dealer or any other investment professional responsible for executing the trade. The Legal Department will inform the requesting individual of a decision with respect to the request as soon as possible after considering all the circumstances relevant to his/her determination. The Legal Department is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If the Legal Department has not responded to a request for pre-clearance, do not trade in the Company’s Securities. If approved, the transaction must occur with two (2) business days after receipt of approval (so long as the transaction is not during a Blackout Period). If permission is denied, refrain from initiating any transaction in Company Securities, and do not inform any other person of the restriction. Pre- clearance requests will not be granted during a Blackout Period.
Designated Persons must also clear gifts and other transfers of Company Securities with the Legal Department before the gift or other transfer is made.
Even if approval to trade pursuant to the pre-clearance process is obtained in writing, or pre-clearance is not required for a particular transaction, Designated Persons may not trade in the Company Securities if he or she is aware of material, non-public information about the Company or any of the companies covered by this Policy. This Policy does not require pre-clearance of transactions in any other company's securities unless otherwise indicated in writing by the Legal Department.

D.Prohibited and Special Transactions
In addition to the other restrictions and prohibitions contained in this Policy, you may not:
•Short-Term Trading: Sell any Company Securities of the same class during the six months following a purchase of any Company Securities of that class (or vice versa). Shares purchased through the Company’s equity plans and transactions with the Company are not subject to this restriction.
•Short Sales: Engage in short sales (selling securities that you do not own, with the intention of buying the securities at a lower price in the future) of Company Securities. In addition, Section 16(c) of the Exchange Act prohibits directors and officers from engaging in short sales.
•Publicly Traded Options: Engage in puts, calls, or other derivative securities, on an exchange or in any other organized market.
•Pledging: Pledge, hypothecate, or otherwise encumber shares of Company Securities as collateral for indebtedness. This includes but is not limited to holding such shares in a margin account or any other account that could cause Company Securities to be subject to a margin call or otherwise be available as collateral for a margin loan.
•Hedging: Purchase a financial instrument or enter into any transaction that is designed to hedge, establish downside price protection or otherwise offset declines in the market value of Company Securities, including puts, calls, prepaid variable forward contracts, equity swaps, collars, exchange funds (excluding broad-based index funds) and other financial instruments that are designed to or have the effect of hedging or offsetting any decrease in the market value of Company Securities.
•Standing and Limit Orders: Place standing or limit orders on Company Securities outside of a properly established Rule 10b5-1 Plan.

E.Transactions under Company Plans
The limitations of this Policy do not apply to the following, except as specifically noted:
•Stock Option Exercises: Exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the cost of exercise.
•Restricted Stock Awards: Vesting of restricted stock, or the exercise of a tax withholding right pursuant to which a person elected to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.
•401(k) Plan: Purchases of Company Securities in the Company’s 401(k) plan resulting from periodic contribution of money to the plan pursuant to standard payroll deduction elections.
•Employee Stock Purchase Plan: Purchases of Company Securities in any employee stock purchase plan resulting from periodic contribution of money to the plan pursuant to the election made at the time of enrollment in the plan. This Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to the plan, provided that elections to participate by lump sum payment were made at the beginning of the applicable enrollment period. This Policy does apply, however, to elections to participate in the plan for any enrollment period, and to sales of Company Securities purchased pursuant to the plan.
•Other Similar Transactions: Any other similar purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.
F.Planned Trading Programs
Rule 10b5-1 under the Exchange Act provides an affirmative defense, under certain conditions, against allegations that an insider traded in the Company’s securities while aware of material non-public information. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a trading plan for transactions in Company Securities that meets certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions, including blackout and pre-clearance requirements.
To comply with this Policy, Rule 10b5-1 Plans must be approved by the Legal Department and meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material non-public information and not during a blackout period. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade. The plan must either specify the amount, pricing, and timing of transactions in advance or delegate discretion on these matters to an independent third party. Any Rule 10b5-1 Plan must be submitted for approval two weeks prior to the entry into the Rule 10b5-1 Plan.
G.Post-Termination Transactions
The Policy continues to apply to transactions in Company Securities even after your service with the Company has ended (other than the pre-clearance and trading prohibitions during a Blackout Period, which will cease to apply upon the expiration of any Blackout Period pending at the time of the termination of service). If you are aware of material non-public information when your employment terminates, you may not purchase or sell Company Securities until that information has become public or is no longer material.

IV.REGULATION FD AND COMMUNICATION WITH THE PUBLIC
The Company engages in communications with investors, securities analysts, and the financial press. It is against the law – specifically Regulation FD (Fair Disclosure) promulgated by the SEC – as well as this Policy, for any person acting on behalf of the Company to selectively disclose material non-public information to securities professionals (including, for example, analysts, institutional investment managers, and investment companies) or investors in any Company Securities where it is reasonably foreseeable that the recipient may be likely to trade on the basis of such information, unless the information has first or simultaneously been disclosed to the public.
In addition, this Policy prohibits Company Personnel from disclosing any Company material, non-public information to anyone outside the Company, including analysts, stockholders, journalists or any media outlet, Family Members and friends, other than in accordance with this Policy. Company Personnel also may not discuss the Company or its business through any online or internet-based forum, including social media.
Any disclosure by the Company of material non-public information must be made first or simultaneously to the public in a manner that is designed to achieve broad public dissemination and must be made in accordance with the Company’s policies and procedures for releasing material information.
The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release.
(1)Authorized Spokespersons
The Company limits the number of spokespersons authorized to communicate on behalf of the Company with any person or entity outside the Company – both to ensure compliance with Regulation FD and otherwise to protect the confidentiality of sensitive business or financial information regarding the Company. Accordingly, the Company has designated the Chief Executive Officer, Chief Financial Officer, Senior Vice President of investor Relations and the Director of Corporate Communications and any other specifically designated person as the sole Authorized Spokespersons for the Company. Unless you have been designated in writing as an Authorized Spokesperson, you may not publicly respond to any inquiries.
All inquiries regarding the Company or its securities made by any person or entity outside the Company, including but not limited to securities analysts, members of the media, existing stockholders and/or debtholders and potential investors (except in the context of planned and authorized presentations) with regard to the Company’s business operations or prospects as well as the Company’s financial condition, results of operations, share price or any development or plan affecting the Company, should be referred immediately and exclusively to an Authorized Spokesperson.
Company Personnel should not review analyst reports prior to their being published, send analyst reports to investors or prospective investors, comment on an analyst’s model, provide analyst phone numbers for people to call them directly, endorse or ratify revenue or earnings projections made by an analyst, or express comfort or disagreement analyst estimates. In addition, Company Personnel should not discuss financial or operational information about the Company’s competitors. An Authorized Spokesperson may review an analyst report solely for the purpose of confirming or correcting publicly disclosed information that may be contained in such analyst report.

Company Personnel could be deemed to be “acting on behalf of” the Company and subject the Company to possible SEC enforcement action for violation of Regulation FD if Company Personnel orally, or in writing (including all written electronic communications), communicate material non-public information to market professionals and investors in situations where the Company has not either previously or simultaneously released that information to the public pursuant to one or more of the following methods:
•Form 8-K or other document filed with, or submitted to, the SEC;
•A press release; or
•A conference call or webcast of such a call that is open to the public at large, and has been the subject of adequate advance notice within the meaning of Regulation FD.
(2)Quiet Period
At the end of each fiscal quarter, the Company will observe a “quiet period” with respect to communication with the investment community, commencing at the close of the quarter. During this quiet period, the Company, including Authorized Spokespersons, should not provide information or guidance on expected financial results, previously published financial or other performance estimates or other guidance (including any reference to previously published estimates or guidance which might implicitly reaffirm the previously published estimate or guidance), analyst models, Company outlook, market trends or any other matters which might be directly or indirectly indicative of the Company’s prospective financial results for the period. On-site meetings will not be conducted. Immediately prior to any earnings release, the Company should cease all communication with the investing public. The quiet period ends when the Company’s earnings information for that quarter is publicly released. If management believes it is necessary or in the best interest of the Company to engage in communications during the quiet period, the Authorized Spokesperson, with the approval of the Chief Legal Officer, may do so in a manner consistent with Regulation FD. In no event shall such communication include any comment on the Company’s financial results or outlook for the current or future periods.
(3)Inadvertent Disclosure
Company Personnel should notify the Legal Department immediately if they become aware of facts suggesting that material non-public information may have been communicated in violation of this Policy. In certain circumstances, steps can be taken promptly upon discovery of the selective disclosure to protect both the Company and the person responsible for that communication. Regulation FD, for example, gives a brief period, generally 24 hours, after discovery of a careless or inadvertent selective disclosure to avoid potential SEC enforcement action by fully disclosing the information to the public.
(4)Responding to Rumors and News Media
Rumors and media reports concerning the business and affairs of the Company may circulate from time to time. It is the Company’s general policy not to comment upon such rumors and/or to publish corrections about inaccurate or incomplete media statements. Company Personnel should not comment upon or respond to such rumors and/or media reports. Requests for comments or responses should be referred to an Authorized Spokesperson.
V.CONSEQUENCES OF VIOLATION
Selective disclosure of material, nonpublic information in any forum other than the approved methods listed above, and by any individual other than an Authorized Spokesperson, is considered a violation of this Policy and may be considered a violation of U.S. federal securities laws. A violation of this Policy may result an SEC civil enforcement action against the individual offender, the Company, and the Company’s officers and directors.
Insider trading is a serious crime. There are no thresholds or limits on the size of a transaction that will trigger insider trading liability. Insider trading violations are pursued vigorously by the SEC and can be detected using advanced technologies. In the past, relatively small trades have resulted in investigations by the SEC or the Department of Justice and lawsuits.

Individuals found liable for insider trading (and tipping) face penalties of up three (3) times the profit gained or loss avoided, a criminal fine of up to $5 million and up to twenty (20) years in jail. In addition to the potential criminal and civil liabilities, in certain circumstances the Company may be able to recover all profits made by an insider who traded illegally plus collect other damages. Furthermore, the Company (and its executive officers and directors) could face penalties the greater of $1 million or three (3) times the profit gained or loss avoided as a result of an employee’s violation and/or criminal penalty of up to $25 million.
Any violation of this Policy should be brought to the attention of the Legal Department. Without regard to civil or criminal penalties that may be imposed by others, violation of this Policy and its procedures may constitute grounds for dismissal from the Company.